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                     May 2, 2024

       J. Douglas Ramsey, Ph.D.
       Chief Executive Officer and Chief Financial Officer
       Breeze Holdings Acquisition Corp.
       955 W. John Carpenter Freeway
       Suite 100-929
       Irving, TX 75039

                                                        Re: Breeze Holdings
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed April 1, 2024
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-39718

       Dear J. Douglas Ramsey:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing